CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH PORTIONS ARE MARKED AS INDICATED WITH BRACKETS (“[***]”) BELOW

JOINT MARKETING AGREEMENT
This JOINT MARKETING AGREEMENT (this “Agreement”), effective as of October 15, 2018 (“Effective Date”), between FinWise Bank, a Utah state chartered bank (“FB”) and EF Marketing, LLC, a Delaware limited liability company (“EM”). FB and EM are individually referred to as a “Party” and, collectively, the “Parties.” Certain other capitalized terms used herein shall have the meanings ascribed thereto in Exhibit A.
Recitals
WHEREAS, FB desires to extend Loans to consumers nationwide (“Borrowers”);
WHEREAS, FB desires to engage EM to provide marketing services as more particularly described herein, to offer Loans on FB’s behalf upon the terms and conditions stated herein; and
WHEREAS, FB and EM agree that (a) EM’s services under this Agreement are designed only to provide access to prospects to whom FB might consider offering a Loan and (b) FB retains the exclusive authority to determine whether to approve a Loan and all other business decisions inherent in offering and originating the Loans.
NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties agree as follows:
Agreement
1.FB Responsibilities.
(a)    Offering of Loans. FB may offer Loans to Applicants (as defined in Section 2(a)) who apply at one or more websites, direct mail or other marketing channels operated or identified by EM and approved by FB and who meet applicable credit standards and other qualifications established by FB. FB may change the terms and conditions applicable to the Loans, fees charged to Borrowers, maximum amount of credit lines, the Program Guidelines, the Credit Policy, the Credit Model Policies and the Underwriting Criteria. If EM wishes to recommend any changes to the Credit Policy or Underwriting Criteria, then FB shall cause its personnel to review such changes and respond with its approval and implementation timeline or disapproval within five (5) Business Days with respect to any non-material changes and within thirty (30) days with respect to any material changes. If FB does not approve within the time frames set forth in the preceding sentence, then such requested changes shall be deemed disapproved.
(b)    Modification of Program Guidelines. FB may modify the Program Guidelines in its reasonable discretion, upon not less than twenty one (21) days’ prior written notice to EM (or such other notice period as the Parties may mutually agree to in writing), provided that the foregoing prior notice shall not be required in the event such modification is the result of a change in the Laws or by request of a Governmental Authority, provided further, however, that FB shall provide as much prior written notice as reasonably practicable with respect to a change in the Program Guidelines arising from a change in the Laws.
(c)    Servicing of Loans. FB will service, or arrange for a Third Party Service Provider to service, the Loans. In performing its duties as servicer of the Loans, FB or the third party designated by

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FB shall service and administer the Loans in accordance with applicable Law and the Program Guidelines, and in connection therewith, shall follow customary servicing procedures.
2.    Other Responsibilities of the Parties.
(a)    EM Responsibilities. EM shall perform services reasonably required to market the Program within parameters established by FB through one or more websites or other marketing channels through which applicants (“Applicants”) may submit applications developed by EM and approved by FB (“Applications”) to obtain Loans. Such services shall include (A) acquiring, scrubbing and managing lead lists, (B) preparing and distributing product offerings and associated marketing materials, including pre-qualified offers, as approved by FB, (C) developing and placing internet, print media, radio and television advertising, (D) designing and developing websites, (E) compensating third parties that provide marketing services in relation to the Program, (F) subject to FB’s approval, delivering all notices and disclosures required by applicable Law with each solicitation, and (G) contracting with mutually agreed third parties to offer the Program to their clients. In connection therewith, EM shall comply with the Program Guidelines and applicable Law including, without limitation, the CAN-SPAM Act of 2003. It is expected that EM will commence marketing the Program not later than October 1, 2018, unless otherwise agreed by the Parties. EM has the sole discretion not to market Loans to residents of designated states or portions thereof, provided that EM agrees not to market Loans to residents of designated states or portions thereof to which FB has determined to not offer or originate Loans.
(b)    Marketing of Loans.
(i)    The Parties shall jointly create and regularly update a marketing plan that includes an outline of the product launch, post-launch campaigns and other marketing and public relations activities with respect to the Loans. Marketer shall promote, advertise and market the Loans to prospective Borrowers.
(ii)    Applicants will be directed to the applicable website where the Applicant will complete and submit an Application, which Application shall, at a minimum, include the Applicant’s first and last name, address, date of birth, income, general expense information, and other information required to verify the Applicant’s identity in accordance with applicable Law. For purposes of clarification, all applicants will be required to submit a digital Application. All Applicants shall be screened for fraud detection purposes as well as screened against the prohibited persons list maintained by the Office of Foreign Assets Control ("OFAC"). FB has the sole discretion to determine whether to approve any Applicant for a Loan including, without limitation, the right not to offer or originate Loans to residents of designated states or portions thereof. FB reserves the right not to offer or originate Loans to residents of designated states or portions thereof if FB, in its sole discretion, determines that it is not in FB’s best interest to offer any such Loans. As of the Effective Date, it is expected that the website referenced above will be hosted by Elevate Decision Sciences, LLC ("EDS") pursuant to that certain Technology and Support Agreement of even date herewith by and between FB and EDS ("Technology Agreement").
(iii)    FB hereby grants EM a non-exclusive license to reproduce the name, trade name, trademarks and logos of FB (collectively, the “FB Properties”) during the Term in connection with the Program on letters, print advertisements, the internet, television and radio communications and other advertising and promotional materials (all such letters, websites, advertising and promotional materials incorporating FB Properties and all related designs, artwork, logos, slogans, copy, telemarketing scripts and other similar materials shall be referred to collectively herein as the “Promotional Materials”); provided,

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however, EM shall submit all Promotional Materials to FB for its approval prior to any use thereof and FB shall not unreasonably withhold, delay or condition such approval. If any modifications are required, FB shall submit such modifications to EM within ten (10) Business Days of the date the Promotional Materials are submitted to FB. The form of each of the FB Properties is attached hereto on Exhibit B-1.
(iv)    Regardless of whether they incorporate any FB Properties, the advertising and promotional materials for the Program shall (A) prominently identify the originator of the Loans, (B) not be misleading, deceptive, fraudulent or abusive and (C) comply with applicable Law and governmental requirements. As applicable, FB shall be identified to Applicants and to Borrowers as lender and the creditor for all credit extended with respect to the Loans. FB and EM shall use commercially reasonable efforts to ensure that all advertising and promotional materials for the Loans comply with all applicable Laws.
(v)    Except for the FB Properties, EM shall own all right, title and interest in and to any trademarks, trade names, service markets and domain names used in connection with the Program (“Program Marks”), the registrations thereof, and all text, graphics, photographs, video, audio and/or other data or information appearing on the website operated at such domain names as well as all intellectual property rights and goodwill associated therewith or incorporated therein. The form of each of the Program Marks is attached hereto on Exhibit B-2.
(vi)    EM shall be responsible for all costs and expenses associated with advertising and developing any Promotional Materials including (A) acquisition, scrubbing and management of lead lists, (B) preparation and distribution of product offerings and associated marketing materials, (C) development and placement of internet, print media, radio and television advertising, (D) website design and development, and (E) payment of compensation owed to a Third Party Service Provider. All material Third Party Service Providers, as determined by FB in its reasonable discretion, shall be subject to the prior written approval of FB, which approval shall not be unreasonably withheld or delayed.
(vii)    EM hereby grants FB a non-exclusive license to reproduce the Program Marks during the Term in connection with the Program on letters, print advertisements, websites, the internet, television and radio communications and other advertising and promotional materials (all such letters, websites, advertising and promotional materials incorporating Program Marks and all related designs, artwork, logos, slogans, copy, telemarketing scripts and other similar materials shall be referred to collectively herein as the “Program Promotional Materials”); provided, however, FB shall submit all Program Promotional Materials to EM for its approval prior to any use thereof and EM shall not unreasonably withhold, delay or condition such approval.
(viii)    EM acknowledges that the relationship established by this Agreement is exclusive with respect to RISE-branded installment loans to be originated by third-party financial institutions. Accordingly, other than FB, EM shall not utilize any other financial institution to originate RISE-branded installment loans. For purposes of clarification, EM or any of its Affiliates may originate RISE-branded installment loans directly to borrowers.
(c)    Reports; Access to Books and Records and Employees.
(i)    Within ten (10) Business Days after request from FB, EM shall provide FB with (A) reports reasonably required by FB and (B) access to EM's systems in order for FB to maintain effective internal controls and to monitor the marketing results under this Agreement.

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(ii)    Unless accessible online from the United States Securities and Exchange Commission or its successor, EM shall provide FB with Elevate Credit, Inc.'s quarterly unaudited financial statements not later than thirty (30) calendar days from the end of each calendar quarter and audited annual financial statements not later than one hundred twenty (120) calendar days from the end of each calendar year.
(iii)    FB, any Governmental Authority and/or external auditors shall have the right to conduct onsite audits and/or compliance reviews of (A) EM and its Affiliates which are performing services to EM (for purposes of clarification, EDS is an Affiliate), (B) each Third Party Service Provider, (C) the operation of the Program, (D) the services provided by EM and any Third Party Service Provider thereunder, and (E) the records generated thereunder; provided, that the exercise of such onsite audit and compliance review rights by FB shall be conducted during normal business hours in a manner which does not unreasonably interfere with EM’s or such Third Party Service Provider’s normal business operations and customer and employee relations; provided, further, that such onsite audit shall not occur more than two (2) times per year, unless FB determines in its reasonable discretion that, based on the results of the onsite audit, EM is in material non-compliance with this Agreement. EM shall pay all costs and expenses (including travel and lodging) in connection with FB’s onsite audit and/or compliance review, not to exceed [***] ($[***]) dollars per onsite audit. EM, its Affiliates which are performing services to EM, and each Third Party Service Provider shall provide reasonable cooperation to FB in connection with such audits and/or compliance reviews.
(iv)    All written consumer complaints sent from, or copied to any state or federal agency (including FB’s regulators) or the Better Business Bureau, and all material written consumer complaints received by EM, its Affiliates which are performing services to EM, or any Third Party Service Provider relating to the Program or EM’s, its Affiliates which are performing services to EM, or FB’s performance, will be immediately (within five (5) Business Days) reported to FB by EM. Such report shall include the name and address of the complaining Borrower, a brief summary of the Borrower’s complaint, and, if resolved, a brief summary of how the complaint was resolved. FB shall further report such consumer complaints as determined by FB.
(v)    Within the first seventy five (75) days after the Effective Date and, thereafter, in the intervals set forth in Schedule 2(c)(iv), FB may perform or cause to be performed such internal audits, reviews and validations as it shall determine in connection with the EM duties hereunder. Such internal audits, reviews and validations shall be performed by FB or its designee and shall be at FB's sole cost and expense; provided that EM or an Affiliate of EM shall reimburse FB for an aggregate of up to $[***] per calendar quarter ("Cap") for such internal audits, reviews and validations regarding the Program, which Cap shall be reduced to up to $[***] per calendar quarter at such time that the application program interface (API) connecting the Software to FB's systems is operational. In no event shall the aggregate liability of EM and its Affiliates for the fees and costs of such internal audits, reviews and validations in any calendar quarter (including, without limitation, pursuant to the Technology Agreement) exceed the applicable Cap.
(d)    Marketing Fee. In exchange for performing the marketing services for and on behalf of FB, FB will pay EM a marketing fee equal to $[***] per each new Loan that is approved, accepted and funded during the Term; provided that no marketing fee shall be applicable to any Loan that is refinancing a current Loan for which a marketing fee was already paid or a subsequent Loan to a Borrower who already received and repaid a Loan for which a marketing fee was paid. Further, if the aggregate principal amount

15651.036 4832-8497-9304.9    4

of the Loans funded during such month was less than $[***], then EM shall pay FB an amount equal to $[***]. FB shall pay or cause to be paid the aggregate marketing fees to EM on a monthly basis within ten (10) Business Days after receipt of an invoice from EM at the end of each month with respect to all Loans originated during the prior month. If FB does not make any payment as and when due then, in addition to paying such amount, FB shall also pay to EM a late charge equal to the lesser of (i) [***] percent ([***]%) of the unpaid amount per month or portion thereof or (ii) the maximum late charge permitted by applicable Law until the unpaid amount is paid in full.
(e)    Maximum Loans Originated. EM shall limit marketing of the Loans so that the maximum aggregate principal amount of Loans outstanding under the Program during the calendar years 2019 and 2020 does not exceed $[***] and $[***], respectively, without the prior written consent of FB.
(f)    Reserved.
(g)    Covenants of FB.
(i)    Unless prohibited by Law or any Governmental Authority, FB will deliver to EM, within five (5) Business Days of the date of receipt, (A) any notice of actual or threatened adverse action directly affecting the offering, origination and/or servicing of Loans issued by any Governmental Authority and (B) notice of any actual or threatened litigation or arbitration with respect to any third party with respect to the Loans (collectively, the "Loan Notice"). If such delivery of the actual notice is prohibited by applicable Law or Governmental Authority, then, if allowable by Law or the Governmental Authority, FB shall provide EM with written notice of such action and summary thereof. FB shall provide reasonable cooperation in connection with any examination of EM or any of its Affiliates regarding the Program.
(ii)    Unless prohibited by Law or any Governmental Authority, FB will deliver to EM:
A.    promptly after submission to any Governmental Authority, directly related to the Program, copies of all documents and information furnished to such Governmental Authority in connection with any investigation of FB (other than any routine inquiry) that if resolved adversely would materially affect FB's ability to perform its obligations under this Agreement; and
B.    copies of such other information, documents and data with respect to FB as from time to time may be reasonably requested by EM as it may materially affect FB's ability to perform its obligations under this Agreement.
If such delivery of the actual Loan Notice is prohibited by applicable Law or Governmental Authority, then, if allowable by Law or the Governmental Authority, FB shall provide EM with written notice of such action and summary thereof. All such information provided by FB to EM hereunder is considered Confidential Information of FB, subject to protection under Section 6.
(iii)    FB shall comply with all Laws applicable to FB and the Program.
(iv)    If FB becomes aware of any situation which may result in the loss or unauthorized disclosure of Customer Information, FB may request assistance from EM with respect to such loss or unauthorized disclosure and, in connection therewith, may provide EM with (A) a list of the names of persons whose Customer Information has been disclosed or that may be disclosed, (B) a description of the type and categories of the Customer Information that has been or may be disclosed and (C) the

15651.036 4832-8497-9304.9    5

circumstances underlying the unauthorized or potentially unauthorized disclosure. FB shall notify such customer or customers and shall take any other remedial action required by applicable Law. If the unauthorized access is the result of FB’s act, error or omission, then FB shall bear all expenses of this notification and any out of pocket costs incurred by FB including outside counsel fees and any other costs related thereto.
(v)    FB shall require in its contract with any third party with which it contracts to perform or assist FB in connection with this Agreement or the Loans to comply with all applicable Laws.
(vi)    Throughout the Term, FB (or its Affiliates on its behalf) shall maintain in full force and effect comprehensive general liability (including contractual liability), errors and omissions, bodily injury, property damage, the limit of which shall not be less than a combined single limit of $[***] per occurrence, and employee theft and dishonesty insurance coverage of $[***] per occurrence. On or about the Effective Date and upon the request of EM not more than once per calendar year, FB shall provide a certificate of insurance coverage to EM evidencing FB’s compliance with the provisions hereof.
(h)    Covenants of EM.
(i)    Unless prohibited by Law or any Governmental Authority, EM will deliver to FB, within five (5) Business Days of the date of receipt, (A) any notice of actual or threatened adverse action issued by any Governmental Authority and (B) notice of any actual or threatened litigation or arbitration with respect to any third party with respect to the Loans. If such delivery of the actual notice is prohibited by applicable Law or Governmental Authority, then, if allowable by Law or the Governmental Authority, EM shall provide FB with written notice of such action and summary thereof. EM shall provide reasonable cooperation in connection with any examination of FB or any of its Affiliates regarding the Program.
(ii)    Unless prohibited by Law or any Governmental Authority, EM will deliver to FB:
A.    promptly after submission to any Governmental Authority, all documents and information furnished to such Governmental Authority in connection with any investigation of EM (other than any routine inquiry); and
B.    such other information, documents and data with respect to EM as may be reasonably requested by FB from time to time.
If such delivery of the actual notice is prohibited by applicable Law or Governmental Authority, then, if allowable by Law or the Governmental Authority, EM shall provide FB with written notice of such action and summary thereof.
(iii)    EM shall comply with all Laws applicable to EM and the Program.
(iv)    EM shall require in its contract with any Third Party Service Provider which contracts with EM to perform or assist EM in connection with this Agreement or the Loans to comply with all applicable Laws and that EM shall cause any Third Party Service Providers to comply with the applicable terms of this Agreement in any contract between EM and such Third Party Service Provider.

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(v)    EM shall promptly notify FB of any situation which may result in the loss or unauthorized disclosure of Customer Information and shall immediately provide FB with (A) a list of the names of persons whose Customer Information has been disclosed or that may be disclosed, (B) a description of the type and categories of the Customer Information that has been or may be disclosed, and (C) the circumstances underlying the unauthorized or potentially unauthorized disclosure. EM shall cooperate with FB and, at the direction of FB, shall assist in notifying such customer or customers and shall take any other remedial action recommended by FB and/ or required by applicable Law. If the unauthorized access is the result of EM’s act, error or omission, then EM shall bear all expenses of this notification and any out of pocket costs incurred by FB including outside counsel fees and any other costs related thereto.
(vi)    Throughout the Term, EM (or its Affiliates on its behalf) shall maintain in full force and effect (A) comprehensive general liability (including contractual liability), bodily injury, property damage and advertising injury, the limit of which shall not be less than a combined single limit of $[***] per occurrence, (B) statutorily required workers compensation coverage of $[***], (C) employee theft and dishonesty insurance coverage with respect to EM's premises only of $[***] per occurrence, (D) umbrella liability coverage with a limit of at least $[***] per occurrence and aggregate, and (E) professional liability/errors and omissions coverage with a limit of not less than $[***] per occurrence and aggregate. Depending on the number of Loans originated by FB under the Program, the foregoing policy limits shall be increased to such amount as required or requested by any Governmental Authority, as is commercially reasonable based on market conditions, market practice and good faith estimates by the parties of necessary insurance coverage. On or about the Effective Date and upon the request of FB not more than once per calendar year, EM shall provide a certificate of insurance coverage to FB evidencing EM’s compliance with the provisions hereof.
(vii)    EM shall adequately train all personnel performing services on behalf of EM hereunder and will make available to FB information relating to how it trains and oversees its employees that have consumer contact or compliance responsibilities.
(viii)    On or before the Effective Date, EM shall establish and maintain an average monthly minimum balance of $[***] in a working capital account held at FB.
(i)    Compliance and Program Features; Program Managers.
(i)    Unless waived by FB in writing, on a quarterly basis, representatives of the Parties shall meet in person in Manhattan, New York or Salt Lake City, Utah or telephonically to review processes and procedures used by the Parties to ensure that all marketing and promotional materials with respect to the Accounts and customer communications comply with all applicable Laws, which meetings may include legal counsel to the respective Parties.
(ii)    Each Party shall at all times have a designated program manager to coordinate the management of the Program with the other Party. Each Party shall make such program manager available to meet either in person or telephonically with representatives of the other Party on a monthly basis to discuss the performance of the Program. Each Party shall give the other Party prompt written notice of any change of the program manager including as arising out of any termination of employment.

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(iii)    The Parties shall jointly develop a compliance plan to ensure that the Program remains in compliance with all applicable Laws. FB shall have at least two (2) qualified compliance managers and EM shall have at least one (1) dedicated full time compliance resource, each of whom shall be familiar with all aspects of the Program. The program managers and the compliance managers shall cooperate with each other and, among other tasks, review such compliance plan on a monthly basis.
(iv)    Reserved.
(v)    To assist each Party in their efforts to comply with all applicable Laws, each Party shall make its systems and records related to the Program, as well as relevant executive and operations personnel, reasonably accessible to the other Party during regular business hours.
(j)    Reserved.
(k)    Security. EM and FB shall comply with, implement and maintain administrative, technical and physical safeguards designed to ensure the security of Customer Information pursuant to Appendix B to 12 CFR Part 30 (the “Interagency Guidelines”), all other applicable Law and the Program Guidelines, including, but not limited to, the following:
(i)    access controls on information systems, including controls to authenticate and permit access only to authorized individuals and controls to prevent its representatives from providing Customer Information to unauthorized individuals who may seek to obtain this information through fraudulent means;
(ii)    access restrictions at physical locations containing Customer Information, such as buildings, computer facilities, and records storage facilities to permit access only to authorized individuals;
(iii)    encryption of electronic Customer Information, including while in transit or in storage on networks or systems to which unauthorized individuals may have access;
(iv)    procedures designed to ensure that information system modifications are consistent with the information security measures;
(v)    dual control procedures and segregation of duties for representatives with responsibilities for or access to Customer Information;
(vi)    monitoring systems and procedures to detect actual and attempted attacks on or intrusions into information systems;
(vii)    response programs that specify actions to be taken when EM detects unauthorized access to information systems, including immediate reports to FB;
(viii)    measures to protect against destruction, loss or damage of Customer Information due to potential environmental hazards, such as fire and water damage or technological failures; and
(ix)    training of staff to implement the information security measures; regular testing of key controls, systems and procedures of the information security measures by independent third

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parties or staff independent of those that develop or maintain the security measures; and appropriate measures to completely and permanently destroy “consumer information” (as defined in the Interagency Guidelines) by shredding, permanently erasing, or otherwise permanently rendering consumer information inaccessible and illegible. EM shall respond promptly and thoroughly to FB’s requests for information concerning the respective information security measures implemented by EM.
(l)    Disaster Recovery. Each Party shall at all times maintain a disaster recovery/business resumption plan ("DRP") which shall be compliant with applicable Law and which will allow such Party to recover and continue to perform the services required under this Agreement in a reasonably timely manner after the occurrence of computer problems, acts of nature, acts of terrorism or similar events. In addition, EM shall cause each Third Party Service Provider to maintain a DRP consistent with the terms hereof. EM and its Third Party Service Providers shall be responsible for backing up and otherwise protecting any relevant data files stored by it and for protecting its equipment. EM shall provide its DRP to FB at least sixty (60) days prior to the commencement of the Program.
(m)    Electronic Data Storage. EM shall maintain, in accordance with commercially reasonable standards customarily in place in the banking industry but not less than applicable Law, offsite back-up storage for all electronic data and other information pertaining to the performance of its services pursuant to the Agreement.
3.    Representations and Warranties.
(a)    FB. FB represents and warrants to EM as of the Effective Date that:
(i)    FB is a Utah state chartered bank, validly existing and in good standing under the laws of the State of Utah. FB has all power and authority and all requisite consents, approvals, licenses, permits and authorizations under applicable Law to execute and deliver this Agreement and perform its obligations as contemplated hereunder.
(ii)    FB is authorized under applicable Law to establish the Loan accounts and originate the Loans thereunder, and is not prohibited by applicable Law to contract with a third party to provide the marketing services which EM will provide under this Agreement.
(iii)    This Agreement has been duly authorized, executed, and delivered by FB and constitutes a legal, valid and binding agreement, enforceable against FB in accordance with its terms.
(iv)    The execution, delivery and performance of this Agreement by FB does not violate or conflict with any (A) provision of its charter, bylaws or other governance documents of FB or (B) or any order, arbitration award, judgment or decree to which FB is a party or by which FB or any of its assets may be bound.
(v)    There is no litigation or administrative proceeding before any court or governmental body presently pending or, to its knowledge, threatened against FB or any of its officers or directors which would have a material adverse effect on the transactions contemplated by, or FB’s ability to perform its obligations under this Agreement.
(vi)    EM acknowledges that it has access to the financial statements of FB through the filing of its CALL Reports. Such financial statements were applied on a consistent basis throughout the periods indicated.

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(vii)    FB is an FDIC insured bank.
(b)    EM. EM represents and warrants to FB as of the Effective Date that:
(i)    EM is duly organized, validly existing and in good standing under the laws of the State of Delaware and, prior to performing duties under this Agreement, shall be duly qualified to do business in all necessary jurisdictions as contemplated under this Agreement, shall have all requisite consents, approvals, licenses, permits and authorizations under applicable Law to execute and deliver this Agreement and perform its obligations as contemplated hereunder.
(ii)    EM has all limited liability company power and authority and all requisite licenses, permits and authorizations to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by EM and constitutes a legal, valid and binding agreement, enforceable against EM in accordance with its terms.
(iii)    The execution, delivery and performance of this Agreement by EM does not violate or conflict with any (A) provision of the governance documents of EM or (B) applicable Law, or any order, arbitration award, judgment or decree to which EM is a party or by which EM or any of its assets may be bound.
(iv)    Except as licensed or otherwise permitted, EM has not, and will not, use the intellectual property, trade secrets or other confidential business information of any third party.
(v)    None of EM, any of its Affiliates or any of their respective officers, directors or members is a Person (or to EM’s knowledge, is owned or controlled by a Person) that (i) is listed on any Government Lists, (ii) has been previously indicted for or convicted of any felony involving a crime or crimes of moral turpitude or (iii) is currently under investigation by any Governmental Authority for alleged felony involving a crime of moral turpitude.
(vi)    EM has developed and implemented a compliance management system (“CMS”) to provide an internal control process for the business functions and processes directed towards Applicants and Borrowers, the elements of which CMS shall include (i) an overall policy statement governing the CMS, (ii) specific procedures for approvals of additions or changes to the CMS, including a description of items subject to the CMS, a process for internal review and approval by EM and its legal counsel, and a process for internal review and approval by FB and its legal counsel, and (iii) documentation of EM’s testing process, including testing/review of EM’s website and user acceptance testing (UAT); the scope of the CMS shall include, at a minimum, any material used in connection with the offering of Loans to Applicants, all policy changes, new products, advertisements, press releases, and the website(s) used in connection with the Program.
(vii)    The execution, delivery, and performance of this Agreement does not violate, conflict with, permit the cancellation of, or constitute a default under any agreement to which EM is a party or by which EM is bound.
(viii)    There is no litigation or administrative proceeding before any court or governmental body presently pending or, to its knowledge, threatened against EM or any of its officers or directors which would have a material adverse effect on the transactions contemplated by, or EM’s ability to perform its obligations under this Agreement.

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4.    Term and Termination.
a.Unless terminated earlier in accordance with this Agreement, the term of this Agreement shall commence as of the Effective Date and shall continue for a period of four (4) years (the “Initial Term”). If not earlier terminated, this Agreement will automatically renew for subsequent two (2) year periods (each a “Renewal Term” and, together with the Initial Term, collectively, the "Term") unless either Party provides written notice of termination at least one hundred twenty (120) calendar days prior to the expiration of the Initial Term or any Renewal Term.
b.This Agreement may be terminated upon the occurrence of one or more of the following events, within the time periods set forth below:
(i)    If either Party breaches this Agreement in any material respect including, without limitation, any breach of any representation, warranty or covenant contained herein, the non-breaching Party may immediately terminate this Agreement by providing written notice thereof to the breaching Party if such breaching Party does not cure such breach within sixty (60) calendar days after receipt of the written notice of the breach.
(ii)    Upon the occurrence of an Insolvency Event (as defined below) by either Party, this Agreement shall automatically and immediately terminate upon written notice from the solvent Party to the insolvent Party. It shall constitute an insolvency event (“Insolvency Event”) by a Party hereunder if such Party shall file for protection under any chapter of the federal Bankruptcy Code, an involuntary petition is filed against such Party under any such chapter and is not dismissed within sixty (60) calendar days of such filing, or a receiver or any Governmental Authority takes control of such Party.
(iii)    If at any time EM determines that FB does not have sufficient financial resources to support the reasonably anticipated growth of the Program, as mutually agreed by the Parties during the subsequent twelve (12) months, EM shall have the right to terminate this Agreement by sending written notice to FB.
(iv)    Upon the termination of the Technology Agreement, either Party shall have the right to terminate this Agreement by sending written notice to the other provided, however, that if this Agreement is terminated following the termination of the Technology Agreement pursuant to Section 9.2(a) thereof, then provisions of Section 2(d) shall remain in full force during the notice period and for five (5) months thereafter.
(v)    Either Party has the right to terminate this Agreement upon thirty (30) days written notice to the other Party if a force majeure event, as set forth in Section 10(g), occurs and continues for more than ninety (90) days.
(vi)    After twelve (12) months from the Effective Date, EM may terminate this Agreement in its discretion for any reason, upon six (6) months prior written notice to FB. For purposes of clarification, the provisions of Section 2(d) shall remain in full force and effect during such six (6) month period.
(vii)    If a Party’s performance hereunder is determined to be illegal, or if a Party is advised in writing by any Governmental Authority having or asserting jurisdiction over such Party that the Loans or the performance of its obligations under this Agreement is unlawful and as a result a Party is unable to perform its obligations under this Agreement, then the Party unable to perform, or whose

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performance is determined to be (each, a “Triggering Event”) and such Triggering Event cannot be remedied without causing a material adverse effect on either Party, may terminate this Agreement by giving written notice at least sixty (60) calendar days in advance of termination to the other Party, unless such changes in applicable Law or communication from such Governmental Authority require earlier termination, in which case termination shall be effective upon such earlier required date.
(viii)    Any verbal or written notice from any Governmental Authorities prohibiting the offering and origination of the Loans by FB or any change or modification to the Program or this Agreement required by any Governmental Authority which, in either Party’s discretion, materially limits or unreasonably reduces the commercial viability or profitability of the Program. Either Party shall also have the right to terminate this Agreement upon the other Party’s failure to prevent violations of Law or engaging in unfair, deceptive or abusive acts or practices.
(ix)    Any change in applicable Law or interpretation of Law that makes the Program illegal or, in the reasonable discretion of either Party, undesirable or inadvisable provided, however, that if FB terminates this Agreement due to any change in applicable Law or an interpretation of Law, then FB will use its best commercial efforts to lawfully continue the Program for at least six (6) months from the date of termination or shorter time period if EM is able to replace FB with another financial institution.
(b)    Upon termination or expiration of this Agreement, FB shall pay EM all fees that are then due and payable.In order to preserve the goodwill of each Party with its customers, both Parties shall act in good faith and cooperate in order to ensure a smooth and orderly termination of their relationship and the transition and transfer of the Loans (including all customer data) from FB to a financial institution designated by EM.
(c)    Upon termination of this Agreement, but subject to compliance with applicable Law, EM may market financial products to Borrowers or Applicants who have not exercised their right to “opt-out” of marketing of such financial products. Unless jointly agreed upon in writing, FB may not directly market any products to Borrowers or Applicants.
(d)    Upon the termination or expiration of this Agreement, neither Party shall have any further liability with respect thereto, except that any payment obligations which accrued prior to termination or expiration hereof and the provisions of Sections 2(c)(iii), 4(c)-(e), 5, 6, 7, 8, 9, 10 and 11 shall survive the termination of this Agreement.
(e)    If either Party breaches this Agreement and such breach is continuing, then the non-defaulting Party shall be entitled to pursue, either before or after termination, such rights and remedies as may be available at law and in equity, in addition to those rights and remedies specifically provided for under this Agreement.
5.    Notices.
All notices pursuant hereto shall be in writing and shall be deemed to have been properly given, served and received (a) if delivered by messenger, when delivered, (b) if mailed, on the fifth (5th) Business Day after deposit in the United States mail certified, postage prepaid, return receipt requested, or (c) if delivered by reputable overnight express courier, freight prepaid, the next Business Day after delivery to such courier. Notices shall be addressed to the parties as set forth below:
If to EM:

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EF Marketing, LLC
4150 International Plaza, Suite 300
Fort Worth, Texas 76109
Attention:    Chief Executive Officer
Email:

with a copy (for informational purposes only) to:

Coblentz Patch Duffy & Bass LLP
One Montgomery Street, Suite 3000
San Francisco, California 94104
Attention:    Paul J. Tauber, Esq.
Email:        pjt@cpdb.com

If to FB:

FinWise Bank
820 East 9400 South
Sandy, UT 84094
Attention:    David Tilis
Email:

with a copy to:

Wachtel Missry LLP
885 Second Avenue, 47th Floor
New York, New York 10017
Attention:     Allan J. Weiss, Esq.
Email:        weiss@wmllp.com

6.    Confidentiality and Use of Confidential Information.
(a)    Ownership and Joint Marketing.
(i)    FB shall own all Customer Information, provided that use of such Customer Information by either Party shall be consistent with the limitations imposed by the Gramm Leach Bliley Act (“GLBA”) and the regulations promulgated thereunder including, without limitation, 12 CFR Part 364, Appendix B, and other privacy Laws applicable to the Parties.
(ii)    EM and FB consider themselves to be in a joint marketing relationship under this Agreement as defined in Section 216.13 of the Federal Reserve Regulation P (“Reg. P”). EM and FB shall describe the existence of such joint marketing relationship as required by Section 216.6(a)(5) of Reg. P in their initial, annual and/or revised privacy notices, as applicable. Consistent with Section 216.13 of Reg. P, EM and its Affiliates and Third Party Service Providers shall not disclose or use any Customer Information provided by FB other than to carry out the purposes designing, developing, and administering the Program, for the purposes described in Section 216.6(a) of Reg. P or as permitted pursuant to Reg. P.

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(iii)    EM shall not rent, sell, disclose or otherwise use Customer Information other than to perform such Party’s obligations pursuant to this Agreement. However, for purposes of clarification, EM may use any such information in non-personally identifiable format, either individually or comingled with other data, for purposes of reporting, marketing, making credit policy and underwriting decisions, and for other business purposes of EM.
(iv)    Notwithstanding the provisions of Section 6(a)(iii), subject to compliance with applicable Law, EM shall have the right and license to (A) co-mingle Customer Information with other data owned or used by EM and share such co-mingled data with other financial institutions working with EM or any of its Affiliates and (B) share all account data regarding Borrowers (excludes credit data) for use by EM and its Affiliates for underwriting purposes when an Affiliate of EM will be the lender. In addition, subject to compliance with applicable Law, EM shall have a right and license to use all Customer Data for its internal business purposes to monitor and improve the Program (including the security thereof) and any of the other programs sponsored or supported by EM or any of its Affiliates. The foregoing right and licenses shall be non-exclusive, perpetual and royalty-free. EM shall revise and maintain its privacy policy applicable to the Program to permit the foregoing.
(b)    FB and EM shall treat in confidence this Agreement and all non-public documents, materials, and all other information related to this Agreement including, but not limited to, all proprietary information, data, trade secrets, business information and other information of any kind whatsoever which (i) a Party (“Discloser”) discloses in writing to the other Party (“Recipient”) or to which Recipient obtains access in connection with the negotiation and performance of this Agreement, and which (ii) relates to (A) the Discloser or (B) consumers who have made confidential or proprietary information available to FB, EM or a Third Party Service Provider, that was obtained during the course of negotiations leading to, and during the performance of, this Agreement including, without limitation, Customer Information (collectively “Confidential Information”). Neither Party shall disclose Confidential Information to any third party, except that Confidential Information may be provided to a Governmental Authority having or asserting jurisdiction over a Party or a Party’s Affiliates, counsel, accountants, financial or tax advisors without the consent of the other Party; provided that, except for any Governmental Authority, such parties agree to hold such Confidential Information in confidence. As used herein, and for the avoidance of doubt, the term “Confidential Information” does not include information which (v) becomes generally available to the public other than as a result of a disclosure by a Party receiving such information, (w) is independently developed by a Recipient without violating this Agreement, (x) was available to the Recipient on a non-confidential basis prior to its disclosure to the Recipient, (y) becomes available to the Recipient on a non-confidential basis from a source other than the other Party; provided that such source is not bound by a confidentiality agreement with the other Party or otherwise prohibited from transmitting the information to the Recipient by a contractual, legal or fiduciary obligation, or (z) is required by Law to be disclosed.
(c)    If a Recipient is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, then such Recipient will provide the other Party with prompt notice of such request(s) so that the other Party may seek an appropriate protective order or other appropriate remedy and/or waive the Recipient’s compliance with the provisions of this Agreement. If the other Party does not seek such a protective order or other remedy, or such protective order or other remedy is not obtained, or the other Party grants a waiver hereunder, then the Recipient may furnish that portion (and only that portion) of the Confidential Information which the Recipient is legally compelled to disclose and will exercise such efforts to obtain reasonable assurance that confidential treatment will be accorded any Confidential Information so furnished as the Recipient would reasonably exercise in assuring the confidentiality of any

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of its own Confidential Information. Notwithstanding the foregoing, the Recipient shall be permitted to disclose any Confidential Information, without notice to the Discloser, where such disclosure is in connection with a routine audit or examination by, or blanket document request from, a governmental entity or regulatory authority in the ordinary course of its supervisory or regulatory authority and not on its face focused on the Discloser.
(d)    The Recipient of Confidential Information shall not disclose or use such Confidential Information other than to carry out the purposes for which the Discloser has provided the Confidential Information, or for which one of its Affiliates or agents disclosed such Confidential Information to Recipient.
(e)    Recipient shall not disclose any Confidential Information other than on a “need to know” basis and then only, to the extent permitted by applicable Law, to: (i) Affiliates of Discloser, provided that such Affiliates shall be restricted in use and redisclosure of the Confidential Information to the same extent as Discloser; (ii) its employees, officers, auditors and attorneys; (iii) Affiliates of Recipient provided that such Affiliates shall be restricted in use and redisclosure of the Confidential Information to the same extent as Recipient; (iv) carefully selected subcontractors provided that such subcontractors shall have entered into a confidentiality agreement no less restrictive than the provisions of this Section 6; or (v) carefully selected independent contractors, agents, and consultants hired or engaged by Recipient, provided that all such persons are subject to a confidentiality agreement which shall be no less restrictive than the provisions of this Section 6. The restrictions set forth herein shall apply during the Term and shall continue following the termination hereof.
(f)    Upon the termination or expiration of this Agreement, or at any time upon the reasonable request of FB, EM shall return (or destroy) all FB Confidential Information in its possession or in the possession of any of its representatives, contractors or third parties. Any FB Confidential Information maintained in an electronic format shall be destroyed or returned to FB in a format as directed by FB or, in the event no directions have been received, in an industry standard format. Notwithstanding the foregoing, if EM is in possession of tangible property containing the FB Confidential Information, then EM may retain one archived copy of such material, subject to the terms of this Agreement, which may be used solely for regulatory or litigation purposes and may not be used for any other purpose. Compliance with this Section 6(f) shall be certified in writing, including a statement that no copies of FB Confidential Information have been retained, except as necessary for regulatory or litigation purposes.
7.    Specific Performance in the Event of Breach.
The Parties agree that monetary damages would not be adequate compensation in the event of a breach by the Recipient of its obligations under Section 6. Therefore, in the event of any such breach by the Recipient, in addition to its other remedies at law or in equity, the other Party shall be entitled to an order requiring the Recipient to specifically perform its obligations under Section 6 or enjoining the Recipient from breaching Section 6 without the necessity of posting a bond or other security, and the Recipient shall not plead in defense thereto that there would be an adequate remedy at law.
8.    Indemnification.
(a)    EM hereby agrees to indemnify and to hold harmless FB, its Affiliates and each of their respective officers, directors, managers, members, shareholders, employees, representatives, agents, attorneys, successors and permitted assigns of such entities (the “FB Indemnified Parties”) against any and

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all claims, losses, liabilities, damages, penalties, demands, suits, judgments, settlements, costs, expenses and disbursements of any kind or nature whatsoever (collectively, “Losses”) suffered or incurred and as incurred by any such FB Indemnified Parties as a result of, or with respect to, or arising from any: (i) act, omission or failure by EM and/or any Third Party Service Provider retained by EM to fulfill any of its obligations under this Agreement; (ii) material inaccuracy of any representation or warranty made by EM or any Third Party Service Provider retained by EM pursuant to this Agreement; (iii) failure of EM or any Third Party Service Provider retained by EM to comply with the Program Guidelines, applicable Law or the organizational documents of EM; (iv) unlawful use of any Customer Information by EM or any Third Party Service Provider retained by EM; (v) any claim that the Promotional Material or any other aspect of the Program violates applicable Law; (vi) any infringement or alleged infringement by EM or by any of its Third Party Service Providers of any FB properties; and (vii) demands and claims made by any person or entity or representative thereof, either individually or as part of a class action by or on behalf of Borrowers and/or other persons, and any inquiries, investigation or action by any Governmental Authorities, in each case solely with respect to any act, omission or failure by EM and/or any Third Party Service Provider retained by EM in connection with the marketing of the Program in accordance with this Agreement; provided, however, in no event shall EM be liable to any FB Indemnified Party for the non-payment of principal, interest or fees by Borrowers on the Loans or for any Losses arising out of any of the foregoing to the extent arising from any (x) act of fraud, embezzlement or criminal activity of FB or any of its employees, agents or representatives, (y) negligence, gross negligence, willful misconduct or bad faith by FB or any of its employees, agents or representatives, or (z) failure of FB or any of its employees, agents or representatives to comply with, or perform, its obligations pursuant to this Agreement.
(b)    FB hereby agrees to indemnify and hold harmless EM, its Affiliates, and each of their respective officers, directors, managers, members, shareholders, employees, representatives, agents, attorneys, successors and permitted assigns of such entities (the “EM Indemnified Parties”) against any and all Losses suffered or incurred and as incurred by any such EM Indemnified Parties as a result of, or with respect to, or arising from any: (i) misrepresentation, breach of warranty or failure to fulfill a covenant of FB contained in this Agreement; (ii) act or omission of FB or any Third Party Service Provider retained by FB which violates any Law (except in the case of any actions or class actions as referenced in Section 8(a)(vi)), or the bylaws of FB; (iii) breach of any obligation under this Agreement by FB or any Third Party Service Provider retained by FB; or (iv) act or omission of FB or any Third Party Service Provider retained by FB which is contrary to any recommendation provided in writing by EM or any of its Affiliates; provided, however, in no event shall FB be liable to any EM Indemnified Party for any Losses arising out of any of the foregoing to the extent arising from any (x) act of fraud, embezzlement or criminal activity of EM or any of its employees, agents or representatives, (y) negligence, gross negligence, willful misconduct or bad faith by EM or any of its employees, agents or representatives, or (z) failure of EM or any of its employees, agents or representatives to comply with, or perform, its obligations pursuant to this Agreement.
(c)    The FB Indemnified Parties and the EM Indemnified Parties are sometimes referred to herein as the “Indemnified Parties” and EM or FB, as indemnitor hereunder, is sometimes referred to herein as the “Indemnifying Party.” An Indemnified Party shall not be entitled to indemnity from an Indemnifying Party for its own costs and expenses incurred in defending itself against a claim brought against it by an Indemnifying Party.
(d)    Any Indemnified Party seeking indemnification hereunder shall promptly notify the Indemnifying Party, in writing, of any indemnified Loss hereunder, specifying in reasonable detail the nature of the Loss, and, if known, the amount, or an estimate of the amount, of the Loss, provided that failure to promptly give such notice shall only limit the liability of the Indemnifying Party to the extent of

15651.036 4832-8497-9304.9    16

the actual prejudice, if any, suffered by such Indemnifying Party as a result of such failure. The Indemnified Party shall provide to the Indemnifying Party as promptly as practicable thereafter information and documentation reasonably requested by such Indemnifying Party to support and verify the claim asserted.
(e)    Except in the case of Section 8(a)(v), in which case FB may at its option assume control of the defense of the matter and choose counsel appropriate to handle the matter, the Indemnifying Party may assume the defense of a claim which it is indemnifying, or prosecute a claim resulting from such indemnified claim, and may employ counsel chosen by the Indemnifying Party (which counsel shall be reasonably acceptable to the Indemnified Party) at the Indemnifying Party’s sole cost and expense. The Indemnified Party shall have the right, at its own expense, to reasonably employ counsel separate from counsel employed by the Indemnifying Party in any such action and to participate therein. The Indemnified Party shall not be liable for any settlement of any claim effected without its prior written consent, which shall not be unreasonably withheld or delayed, it being understood that the Indemnifying Party shall have no right to object to any equitable relief the Indemnified Party may agree to provide. However, if the Indemnifying Party does not assume the defense or prosecution of a claim within thirty (30) calendar days after notice thereof, the Indemnified Party may settle such claim without the Indemnifying Party’s consent. The Indemnifying Party shall not settle any claim which provides for any relief other than the payment of monetary damages by the Indemnifying Party without the Indemnified Party’s prior written consent, which shall not be unreasonably withheld or delayed. Whether or not the Indemnifying Party chooses to so defend or prosecute such claim, the Parties shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith, all at the Indemnifying Party’s sole cost and expense.
9.    Expenses.
Except as expressly provided in this Agreement, each Party shall be responsible for all expenses incurred in connection with this Agreement including, without limitation, the negotiation and drafting hereof and all expenses incurred in performing its respective duties set forth in Sections 1 and 2. If EM (a) requests that FB modify this Agreement or enter into another agreement with EM or (b) requires that FB enter into an agreement with a third party (other than a Third Party Service Provider) with respect to the Program, then EM shall reimburse FB for its reasonable legal fees and costs incurred in connection with the review and negotiation of such agreement.
10.    Miscellaneous.
(a)    Relationship. Neither the existence of this Agreement or any related agreements, nor their execution, is intended to be, nor shall it be construed to be, the formation of a partnership, joint venture or agency relationship between FB and EM. No employee of EM shall be deemed to be an employee of FB, nor shall any employee of FB be deemed an employee of EM.
(b)    Entire Agreement; Amendments. This Agreement supersedes any negotiations, discussions or communications between FB and EM and constitute the entire agreement of FB and EM with respect to the specific subject matter hereof. This Agreement may not be amended except by a written instrument duly executed on behalf of both Parties.
(c)    Waiver. Failure of any Party to insist, in one or more instances, on performance by any other Party in accordance with the terms and conditions of this Agreement shall not be deemed a waiver

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or relinquishment of any right granted hereunder or of the future performance of any such term or condition or of any other term or condition of this Agreement unless and to the extent that such waiver is in a writing signed by or on behalf of the Party alleged to have granted such waiver.
(d)    Assignment. This Agreement is for the sole and exclusive benefit of the Parties and shall not be deemed to be for the benefit of any third party, including any Borrower. Neither Party shall assign or encumber any of its rights or delegate any of its obligations hereunder without prior written consent of the other Party. Any assignment or encumbrance in violation of the foregoing shall be void.
(e)    Notice. Unless prohibited by Law or Governmental Authority, each party shall provide the other with written notice promptly (but not later than five (5) Business Days) after becoming aware of any threatened or actual investigation, regulatory action, arbitration, lawsuit, fees or penalties pertaining to the Loans, this Agreement or any similar marketing agreements of third parties, the effect of which may materially impact the obligations or rights of the Parties under this Agreement.
(f)    Security Breach. Each Party shall promptly disclose to the other Party any breaches in security with respect to its operations affecting Customer Information, the identity or information regarding any Borrower or Applicant, or any breach relating to databases or information maintained by either Party with respect to the Loans, Borrowers, or Applicants. Each Party shall promptly report to the other Party when any such material intrusion has occurred, the estimated effect of the intrusion on the other Party and the Borrowers and Applicants, and the specific corrective actions taken or planned to be taken. In addition, each Party agrees that no Party nor Third Party Service Provider will make any material changes to its security procedures and requirements affecting the performance of its obligations hereunder which would materially lessen the security of its operations or materially reduce the confidentiality of any databases and information maintained with respect to the other Party, Borrowers, and Applicants without the prior written consent of the other Party.
(g)    Force Majeure. If either Party fails to perform its obligations under this Agreement in whole or in part as a consequence of events beyond its reasonable control (including, without limitation, acts of God, fire, explosion, public utility failure, accident, floods, embargoes, epidemics, war, terrorist acts, nuclear disaster or riot), then such failure to perform shall not be considered a breach of this Agreement during the period of such disability. If any force majeure occurrence as set forth in this Section 10(g), then the disabled Party shall use commercially reasonable efforts to meet its obligations as set forth in this Agreement. The disabled Party shall promptly and in writing advise the other Party if it is unable to perform due to a force majeure event, the expected duration of such inability to perform and of any developments (or changes therein) that appear likely to affect the ability of that Party to perform any of its obligations hereunder in whole or in part. To the extent that the unaffected Party is unable to carry out the whole or any part of its obligations under this Agreement because a prerequisite obligation of the disabled Party has not been performed, such unaffected Party shall be excused from such performance.
(h)    Headings. The headings and captions of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.
(i)    Jurisdiction, Venue and Service of Process. Subject to the provisions of Section 11 the Parties hereby consent to the exercise of jurisdiction over its person and its property by any federal or state court situated in the County of Salt Lake, Utah for the enforcement of this Agreement or in any other controversy, dispute or question arising hereunder, and each Party hereby waives any and all personal or

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other rights to object to such jurisdiction for such purposes. Each Party, for itself and its successors and assigns, hereby waives any objection which it may have to the laying of venue of any such action or suit at any time, each Party agrees that service of process may be made, and personal jurisdiction over such Party obtained, by service of a copy of the summons, complaint and other pleadings required to commence such litigation by personal delivery or by United States certified or registered mail, return receipt requested, addressed to such party at its address for notices as provided in this Agreement. Each Party waives all claims of lack of effectiveness or error by reasons of any such service.
(j)    Signatures. This Agreement may be executed in multiple counterparts, each of which is an original but all of which together shall constitute one and the same document. Signatures received by facsimile, PDF file or other electronic format shall be deemed to be originals.
(k)    Other Opportunities. EM will explore opportunities to add FB as a bank partner on EM's ELASTIC-branded product during 2019. For purposes of clarification, this Section 10(k) does not create any legal binding obligation on EM or any of its Affiliates and is expressly contingent on the success of the Program.
11.    Governing Law and Dispute Resolution.
(a)    Governing Law. This Agreement shall be a contract made under, and governed and enforced in every respect by, the internal laws of the State of Utah, except to the extent preempted by federal law, without giving effect to its conflicts of law principles. Any dispute, controversy, or claim, whether contractual or non-contractual, between the parties arising directly or indirectly out of or connected with this Agreement, including claims relating to the breach or alleged breach of any representation, warranty, agreement, or covenant under this Agreement, unless mutually settled by the parties and including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration in Salt Lake County, Utah, provided, however, that the foregoing shall not include any claims for declaratory relief. The arbitration shall be administered by JAMS pursuant to its (Comprehensive Arbitration Rules and Procedures). Judgment on the award may be entered in any court having jurisdiction. This clause shall not preclude the parties from seeking provisional remedies in aid of arbitration from a court of appropriate, except that the parties agree that the arbitration, the arbitrators’ authority and the relief available shall be limited as follows:
(i)    The arbitrators shall be obligated to apply the rules of evidence and the substantive laws of the State of Utah applicable to actions litigated in the courts of the State of Utah; and
(ii)    The arbitrators shall be deemed to have exceeded their powers, authority or jurisdiction if the award they render is not correct under the applicable law and properly admitted evidence, if the arbitrators grant relief not expressly permitted under this Agreement or if the arbitrators otherwise fail to comply with the terms and limitations of this paragraph. In the event of any conflict between the rules of JAMS and this Agreement, this Agreement will control. Any arbitration shall be conducted by arbitrators approved by the JAMS and mutually acceptable to the parties. All such disputes, controversies, or claims shall be conducted by a single arbitrator, unless the dispute involves more than $[***] in the aggregate in which case the arbitration shall be conducted by a panel of three (3) arbitrators. If the parties are unable to agree on the arbitrator(s), then JAMS shall select the arbitrator(s). The resolution of the dispute by the arbitrator(s) shall be final, binding, nonappealable, and fully enforceable by a court of competent jurisdiction under the Federal Arbitration Act. The arbitration award shall be in writing and shall include a statement of the reasons for the award. The arbitrator(s) shall award reasonable attorneys’

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fees and costs to the prevailing party. Process in any such action may be served upon any party in the manner provided for giving of notices to it herein. Notwithstanding the foregoing, the parties hereby consent to the jurisdiction of the state and federal courts located in Salt Lake County, Utah with respect to any action (A) to obtain injunctive or other equitable relief and (B) to enforce or dispute any arbitration award or to obtain, enforce or dispute any judgment relating thereto.
(b)    Waiver of Rights to Trial by Jury. EACH PARTY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS AGREEMENT OR IN ANYWAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES WITH RESPECT TO THIS AGREEMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT EITHER PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY THEREOF OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.
(c)    Proceedings. If EM or any of its Affiliates becomes a party to any lawsuit, investigation or any other formal or other proceeding with any Governmental Authority regarding the Loans or the Program and FB is not then a party thereto, then, upon reasonable request, FB cooperate with EM or any Affiliate thereof, including, if acceptable to FB, filing an amicus curiae, so long as EM pays all reasonable legal fees and costs incurred in connection therewith.
12.    Limitation of Liability. EXCEPT WITH RESPECT TO DAMAGES OR CLAIMS ARISING DUE TO A PARTY’S WILLFUL MISCONDUCT, GROSS NEGLIGENCE, BREACH OF CONFIDENTIALITY OBLIGATIONS UNDER THIS AGREEMENT, OR ALLEGED OR ACTUAL INFRINGEMENT OF INTELLECTUAL PROPERTY, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, CONSEQUENTIAL, OR EXEMPLARY DAMAGES OR LOST PROFITS (EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES) ARISING OUT OF OR IN CONNECTION WITH THE PROGRAM.
[Signature Page Follows]

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IN WITNESS WHEREOF, FB and EM, intending to be legally bound hereby, have caused this Agreement to be executed by their duly authorized officers as of the Effective Date.

FINWISE BANK ("FB")	EF MARKETING, LLC ("EM")

By: /s/ David Tilis	By: /s/ Kenneth E. Rees
Name: David Tilis	Name: Kenneth E. Rees
Its: SVP	Its: CEO

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EXHIBIT A

CERTAIN DEFINED TERMS
“Affiliate” with respect to either party means any entity including, without limitation, any corporation, partnership or limited liability company, that directly, or indirectly through one or more intermediaries, wholly-owns or is wholly owned by such party.
“Business Day” shall mean a day other than a Saturday, Sunday or federal holiday.
"Credit Model Policies" means the policies and procedures regarding model risk management which shall include (a) development processes and procedures, (b) testing/validation processes, (c) validation frequency and (d) monitoring of Third-Party Service Providers, but in any event, no less restrictive than provided for in FDIC Financial Institution Letter 22-2017, as such guidance may be updated from time to time.
"Credit Policy" means the credit requirements of FB to be used in reviewing all Applications.
“Customer Information” means, with respect to any Borrower or Applicant, any nonpublic information including, without limitation, names, addresses, telephone numbers, e-mail addresses, credit information, account numbers, social security numbers, loan balances or other loan information, and lists derived therefrom and any other information required to be kept confidential by the Requirements.
“Government List” means (i) the Annex to Presidential Executive Order 13224 (Sept. 23, 2001), (ii) OFAC’s most current list of “Specifically Designated National and Blocked Persons” (which list may be published from time to time in various mediums including, but not limited to, the OFAC website, http://www.treasury.gov/ofac/ downloads/t11sdn.pdf or any successor website or webpage) and (iii) any other list of terrorists, terrorist organizations or narcotics traffickers maintained by a Governmental Authority that FB notifies EM in writing is now included in “Government List”.
“Governmental Authority” shall mean any federal or state government (or any political subdivision of any of the foregoing), and any agency, authority, commission, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, whether or not any such Governmental Authority has jurisdiction over a Party.
“Law” shall mean all state and federal codes, statutes, laws, permits, rules, regulations, interpretations, regulatory guidance or any similar pronouncement, ordinances, orders, policies, determinations or any officially published regulatory interpretation of the foregoing, judgments, writs, injunctions, decrees and common law and equitable rules, causes of action, remedies and principles as the same may be amended, modified, supplemented or superseded from time to time, and any requirements of any Governmental Authority with appropriate jurisdiction applicable to the acts of FB, EM or any Third-Party Service Provider as they relate to the Program or a Party's performance of their respective obligations under this Agreement.
"Loan" means an unsecured installment loan originated by FB under the Program and pursuant to that certain Technology and Support Agreement, of even date herewith, between FB and Elevate Decision Sciences, LLC. A general description of the Loans as Effective Date is attached hereto as Exhibit C.

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“Person” means any individual, corporation, partnership, limited liability company, joint venture, estate, trust, unincorporated association, any other entity, any Governmental Authority and any fiduciary acting in such capacity on behalf of any of the foregoing.
“Program” shall mean a lending program for the solicitation, marketing, and origination of Loans pursuant to Program Guidelines.
“Program Guidelines” shall mean those guidelines proposed by EM and approved by FB for the administration of the Program, including, but not limited to, the Credit Policy or Underwriting Criteria for the Loans (which shall include, without limitation, specific criteria for evaluating an Applicant’s ability to repay the Loan), the Credit Model Policies, charge-off and collection policies for the Loans, and all other operating procedures for the Loans, as such guidelines may be amended, modified or supplemented from time to time by FB in accordance with the terms of this Agreement.
“Third Party Service Provider” shall mean any third party providing services that EM or FB (as the context may require) is required to provide under this Agreement.
"Underwriting Criteria" means the underwriting requirements of FB to be used in reviewing all Applications on behalf of FB.
*    *    *

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